Exhibit 4.2

VALLEY FINANCIAL CORPORATION

2005 KEY EMPLOYEE EQUITY AWARD PLAN

ARTICLE I

Establishment, Purpose and Duration

1.1 Establishment of the Plan. Valley Financial Corporation, a Virginia corporation (the “Company”), hereby establishes an incentive compensation plan for the Company to be known as the “2005 Key Employee Equity Award Plan” (the “Plan”), as set forth in this document. Unless otherwise defined herein, all capitalized terms shall have the meanings set forth in Section 2.1 herein. The Plan permits the grant of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock, and Stock Units.

The Plan was adopted by the Board of Directors of the Company on February 24, 2005, and shall become effective on the date immediately following the approval by vote of shareholders of the Company in accordance with applicable laws (the “Effective Date”).

1.2 Purpose of the Plan. The purpose of the Plan is to promote the success of the Company by providing incentives to Key Employees that will promote the identification of their personal interest with the long-term financial success of the Company and with growth in shareholder value. The Plan is designed to provide flexibility to the Company in its ability to motivate, attract and retain the services of Key Employees upon whose judgment, interest and special effort the successful conduct of its operation is largely dependent.

1.3 Duration of the Plan. The Plan shall commence on the Effective Date, as described in Section 1.1 herein and shall remain in effect, subject to the right of the Board of Directors to terminate the Plan at any time pursuant to Article XII herein, until the 10th anniversary of the Effective Date, at which time it shall terminate except with respect to Awards made prior to and outstanding on that date which shall remain valid in accordance with their terms.

ARTICLE II

Definitions

2.1 Definitions. Except as otherwise defined in the Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate” shall have the meaning ascribed to it in Rule 12b-2 under the Exchange Act.

(b) “Agreement” means a written agreement implementing the grant of each Award signed by an authorized officer of the Company and by the Participant. An Agreement may be a Stock Option Agreement, SAR Agreement, Restricted Stock Agreement or Stock Unit Agreement depending on its subject matter.

(c) “Award” means, individually or collectively, a grant under this Plan of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock or Stock Units.

(d) “Award Date” or “Grant Date” means the date on which an Award is made by the Committee under this Plan.

(e) “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.

(f) “Board” or “Board of Directors” means the Board of Directors of the Company, unless otherwise indicated.

(g) “Change in Control” shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

(i) any Person (other than the Company, a trustee or other fiduciary holding securities under any employee benefit plan of the Company), who or which, together with all Affiliates and Associates of such Person, is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities; or

(ii) if, at any time after the Effective Date, the composition of the Board of Directors of the Company shall change such that a majority of the Board of the Company shall no longer consist of Continuing Directors; or

(iii) if at any time, (1) the Company shall consolidate with, or merge with, any other Person and the Company shall not be the continuing or surviving corporation, (2) any Person shall consolidate with or merge with the Company and the Company shall be the continuing or surviving corporation and, in connection therewith, all or part of the outstanding

Stock shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property, (3) the Company shall be a party to a statutory share exchange with any other Person after which the Company is a subsidiary of any other Person, or (4) the Company shall sell or otherwise transfer 50% or more of the assets or earning power of the Company to any Person or Persons.

(h) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(i) “Committee” means the committee of the Board of Directors of the Company appointed by the Company to administer the Plan pursuant to Article III herein, all of the members of which shall be “disinterested persons” as defined in Rule 16b-3, as amended, under the Exchange Act or any similar or successor rule. Unless otherwise determined by the Board of Directors of the Company, the members of the committee responsible for executive compensation who are not employees of the Company shall constitute the Committee.

(j) “Continuing Director” means an individual who was a member of the Board of Directors on the Effective Date or whose subsequent nomination for election or re-election to the Board of Directors was recommended or approved by the affirmative vote of two-thirds of the Continuing Directors then in office.

(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l) “Fair Market Value” of a Share means the fair market value as quoted on a recognized stock quotation system, exchange or bulletin board or, in the alternative, as determined pursuant to a reasonable method adopted by the Committee in good faith for such purpose.

(m) “Incentive Stock Option” or “ISO” means an option to purchase Stock, granted under Article VI herein, which is designated as an incentive stock option and is intended to meet the requirements of Section 422(a) of the Code.

(n) “Key Employee” means an officer or other key employee of the Company or of a Parent, Subsidiary or an Affiliate, who, in the opinion of the Committee, can contribute significantly to the growth and profitability of, or perform services of major importance to the Company.

(o) “Non-Qualified Stock Option” or “NQSO” means an option to purchase Stock, granted under Article VI herein, which is not intended to be an Incentive Stock Option.

(p) “Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

(q) “Option Price” shall have the meaning given thereto in 6.3 hereof.

(r) “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations, other than the Company, owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of Parent on a date after Effective Date shall be considered a Parent commencing on that later date.

(s) “Participant” means a Key Employee who is granted an Award under the Plan.

(t) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock is restricted, pursuant to Article VIII herein.

(u) “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d).

(v) “Plan” means the Valley Financial Corporation 2005 Key Employee Equity Plan, as described and as hereafter from time to time amended.

(w) “Related Option” means an Option with respect to which a Stock Appreciation Right has been granted.

(x) “Restricted Stock” means an Award of Stock granted to a Participant pursuant to Article VIII herein.

(y) “Stock” or “Shares” means the common stock of the Company.

(z) “Stock Appreciation Right” or “SAR” means an Award, designated as a stock appreciation right, granted to a Participant pursuant to Article VII herein.

(aa) “Stock Unit” means a bookkeeping entry representing the economic equivalent of one Share, as awarded under Article IX the Plan.

(bb) “Subsidiary” shall mean a corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations, other than the last corporation, in the unbroken chain owns stock possession at least 50% of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a subsidiary on a date after the Effective Date shall be considered a Subsidiary commencing on that later date.

ARTICLE III

Administration

3.1 The Committee. The Plan shall be administered by the Committee which shall have all powers necessary or desirable for such administration. The express grant in this Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. In addition to any other powers and, subject to the provisions of the Plan, the Committee shall have the following specific powers: (i) to determine the terms and conditions upon which the Awards may be made and exercised; (ii) to determine all terms and provisions of each Agreement, which need not be identical; (iii) to construe and interpret the Agreements and the Plan; (iv) to establish, amend or waive rules or regulations for the Plan’s administration; (v) to accelerate the exercisability of any Award or the termination of any Period of Restriction; and (vi) to make all other determinations and take all other actions necessary or advisable for the administration of the Plan.

3.2 Selection of Participants. The Committee shall have the authority to grant Awards under the Plan, from time to time, to such Key Employees as may be selected by it. Each Award shall be evidenced by an Agreement.

3.3 Decisions Binding. All determinations and decisions made by the Board or the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding.

3.4 Rule 16b-3 Requirements. Notwithstanding any other provision of the Plan, the Board or the Committee may impose such conditions on any Award and amend the Plan in any such respects, as may be required to satisfy the requirements of Rule 16b-3, as amended (or any successor or similar rule), under the Exchange Act.

3.5 Indemnification of Committee. In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall have the indemnity rights and the Company shall have the indemnity obligations provided in the Company’s Articles of Incorporation and Bylaws with respect to the conduct of the Committee. In carrying out its responsibilities, the Committee shall also have the right to consult lawyers, experts and other consultants of its choosing at the Company’s expense.

ARTICLE IV

Stock Subject to the Plan

4.1 Number of Shares. Subject to adjustment as provided in Section 4.3 herein, the maximum aggregate number of Shares that may be issued pursuant to Awards made under the Plan shall not exceed 250,000. Except as provided in Sections 4.2 herein, the issuance of Shares in connection with the exercise of, or as other payment for Awards under the Plan shall reduce the number of Shares available for future Awards under the Plan.

4.2 Lapsed Awards or Forfeited Shares. If any Award granted under this Plan (for which no material benefits of ownership have been received, including dividends) terminates, expires, or lapses for any reason other than by virtue of exercise of the Award, or if Shares issued pursuant to Awards (for which no material benefits of ownership have been received, including dividends) are forfeited, any Stock subject to such Award again shall be available for the grant of an Award under the Plan, subject to Section 7.2.

4.3 Adjustments. In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares or a combination or consolidation of the outstanding Shares (by reclassification or otherwise) into a lesser number of Shares, corresponding adjustments shall automatically be made in each of the following:

(a)	the number of Options, SARs, Restricted Shares, and Stock units for future Awards;

(b)	the limitations set forth in Sections 7.2, 8.5 or 9.4;

(c)	the number of Shares covered by each outstanding Option and SAR;

(d)	the Exercise Price and each outstanding Option and SAR; or

(e)	the number of Stock Units included in any prior Award that has not been settled.

In the event of a declaration of an extraordinary dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a recapitalization, a spin-off or a similar occurrence, the Committee may make such adjustments as it, in its sole discretion, deems appropriate in one or more of the foregoing. Except as provided in this Article, a Participant shall have no rights by reason of any issuance by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of any shares of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.

4.4 Dissolution or Liquidation. To the extent not previously exercised or settled, Options, SARs, and Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company.

4.5 Reorganization. In the event that the Company is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Subject to the rights of the Committee under Article X, such agreement shall provide for: (a) the continuation of the outstanding Awards by the Company, if the Company is a surviving corporation; (b) the assumption of the outstanding Awards by the surviving corporation or its parent or subsidiary; or (c) the substitution by the surviving corporation or its parent or subsidiary of its own awards for the outstanding Awards.

ARTICLE V

Eligibility

Persons eligible to participate in the Plan include all employees of the Company and its Parent, Subsidiaries and Affiliates who, in the opinion of the Committee, are Key Employees. Key Employees may not include directors of the Company who are not employees of the Company.

ARTICLE VI

Stock Options

6.1 Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Key Employees at any time and from time to time as shall be determined by the Committee. The Committee shall have complete discretion in determining the number of Shares subject to Options granted to each Participant, provided, however, that the aggregate Fair Market Value (determined at the time the Award is made) of Shares with respect to which any Participant may first exercise ISOs granted under the Plan during any calendar year may not exceed $100,000 or such amount as shall be specified in Section 422(a) of the Code and rules and regulation thereunder.

6.2 Option Agreement. Each Option grant shall be evidenced by an Option Agreement that shall specify the type of Option granted, the Option Price (as hereinafter defined), the duration of the Option, the number of Shares to which the Option pertains, any conditions imposed upon the exercisability of Options in the event of retirement, death, disability or other termination of employment and such other provisions as the Committee shall determine. The Option Agreement may have additional provisions as the Committee shall determine, not inconsistent with this Plan. The provisions of Option Agreements need not be identical. The Option Agreement shall specify whether the Option is intended to be an Incentive Stock Option within the meaning of Section 422(a) of the Code, or Non-Qualified Stock Option not intended to be within the provisions of Section 422(a) of the Code. The provisions of such Option Agreements under the Plan need not be identical.

6.3 Option Price. The exercise price per share of Stock covered by an Option (“Option Price”) shall be determined by the Committee subject to the following limitations. The Option Price of an ISO shall not be less than 100% of the Fair Market Value of such Stock on the Grant Date. An ISO granted to an employee who, at the time of grant, owns (within the meaning of Section 425(d) of the Code) Stock possessing more than 10% of the total combined voting power of all classes of Stock of the Company, shall have an Option Price which is at least equal to 110% of the Fair Market Value of the Stock.

6.4 Duration of Options. Each Option shall expire at such time as the Committee shall determine at the time of grant provided, however, that no ISO shall be exercisable later than the tenth (10th) anniversary date of its Award Date.

6.5 Exercisability. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine, which need not be the same for all Participants. No Option, however, shall be exercisable until the expiration of at least six months after the Award Date, except that such limitation shall not apply in the case of death or disability of the Participant.

6.6 Method of Exercise. Options shall be exercised by the delivery of a written notice to the Company in the form prescribed by the Committee setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. The Option Price shall be payable to the Company in full either in cash, by delivery of Shares of Stock valued at Fair Market Value at the time of exercise, delivery of a promissory note (in the Committee’s sole discretion) or by a combination of the foregoing. As soon as practicable, after receipt of written notice and payment, the Company shall deliver to the Participant, stock certificates in an appropriate amount based upon the number of Options exercised, issued in the Participant’s name. No Participant who is awarded Options shall have rights as a shareholder in connection with the Shares subject to such Options until the date of exercise of the Options.

6.7 Restrictions on Stock Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option under the Plan as it may deem advisable, including, without limitation, restrictions under the applicable Federal securities law, under the requirements of the National Association of Securities Dealers, Inc. or any stock exchange upon which such Shares are then listed and under any blue sky or state securities laws applicable to such Shares.

6.8 Nontransferability of Options. No Option granted under the Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution. Further, all Options granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant or his guardian or legal representative.

ARTICLE VII

Stock Appreciation Rights

7.1 Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, Stock Appreciation Rights may be granted to Participants, at the discretion of the Committee. If such Stock Appreciation Rights are granted in connection with the grant, and exercisable in lieu, of Options, they are “Tandem SARs”. Each Award of SARs shall be evidenced by a SAR Agreement with the Company, subject to all applicable terms of the Plan and any other terms and conditions set by the Committee not inconsistent with the Plan. The provisions of such SAR Agreements need not be identical.

7.2 Number of Shares. Each SAR Agreement shall specify the number of Shares subject to the SAR. SARs granted to any one Key Employee in a single calendar year shall in no event pertain to more than 500 Shares, except that SARs granted to a new Key Employee in the fiscal year in which his service with the Company first commences shall not pertain to more than 2,000 Shares.

7.3 Exercise of SARs. SARs may be exercised with respect to all or part of the Shares to which they relate in accordance with the terms of the SAR Agreement. Each SAR Agreement shall specify the Exercise Price, which may vary in accordance with a predetermined formula while the SAR is outstanding. A SAR may be included in an ISO only at the time of the Award but included in an NQSO at any time. The exercise of Tandem SARs shall cause a reduction in the number of Shares subject to the Related Option equal to the number of Shares with respect to which the Tandem SAR is exercised. Conversely, the exercise, in whole or in part, of a Related Option, shall cause a reduction in the number of Shares subject to the Related Option equal to the number of Shares with respect to which the Related Option is exercised. Shares with respect to which the SAR shall have been exercised may not be subject again to an Award under the Plan.

Notwithstanding any other provision of the Plan to the contrary, a Tandem SAR shall expire no later than the expiration of the Related Option, shall be transferable only when and under the same conditions as the Related Option and shall be exercisable only when the Related Option is eligible to be exercised. In addition, if the Related Option is an ISO, a Tandem SAR shall be exercised for no more than 100% of the difference between the Option Price of the Related Option and the Fair Market Value of Shares subject to the Related Option at the time the Tandem SAR is exercised.

7.4 Other Conditions Applicable to SARs. No SAR granted under the Plan shall be exercisable until the expiration of at least six months after the Grant Date, except that such limitation shall not apply in the case of the death or disability of the Participant. In no event shall the term of any SAR granted under the Plan exceed ten (10) years from the Grant Date. A Tandem SAR may be exercised only when the Fair Market Value of a Share exceeds the Option Price of the Related Option. If, on the date when a SAR expires, the Exercise Price or, in the case of a Tandem SAR the Option Price of the Relation Option, is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR shall automatically be deemed to be exercised as of such date with respect to such portion. A Tandem SAR shall be exercised by delivery to the Committee of a notice of exercise in the form prescribed by the Committee.

7.5 Payment Upon Exercise of SARs. Subject to the provisions of the SAR Agreement, upon the exercise of a SAR, the Participant is entitled to receive, without any payment to the Company (other than required tax withholding amounts), an amount equal to the product of multiplying (i) the number of Shares with respect to which the SAR is exercised by (ii) an amount equal to the excess of (A) the Fair Market Value per Share on the date of exercise of the SAR over (B) the Option Price of the Related Option, in the case of a Tandem SAR or the Exercise Price of the SAR in the case of SARs that are not Tandem SARs.

Payment to the Participant shall be made in Shares, valued at the Fair Market Value of the date of exercise, in cash if the Participant has so elected in his written notice of exercise and the Committee has consented thereto, or a combination thereof. To the extent required to satisfy the conditions of Rule 16b-3(e) under the Exchange Act, or any successor or similar rule, or as otherwise provided in the SAR Agreement, the Committee shall have the sole discretion to consent to or disapprove the election of any Participant to receive cash in full or partial settlement of a SAR. In cases where an election of settlement in cash must be consented to by the Committee, the Committee may consent to, or disapprove, such election at any time after such election, or within such period for taking action as is specified in the election and failure to give consent shall be disapproval. Consent may be given in whole or as to a portion of the SAR surrendered by the Participant. If the election to receive cash is disapproved in whole or in part, the SAR shall be deemed to have been exercised for Shares, or, if so specified in the notice of exercise and election, not to have been exercised to the extent the election to receive cash is disapproved.

7.6 Nontransferability of SARs. No SAR granted under the Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution. Further, all SARs granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant or his guardian or legal representative.

ARTICLE VIII

Restricted Stock

8.1 Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant shares of Restricted Stock under the Plan to such Participants and in such amounts as it shall determine. Participants receiving Restricted Stock Awards are not required to the pay the Company therefor (except for applicable tax withholding) other than the rendering of services.

8.2 Restricted Stock Agreement. Each Restricted Stock grant shall be evidenced by a Restricted Stock Agreement that shall specify the Period of Restriction, the number of Restricted Stock Shares granted and such additional provisions as the Committee shall determine, not inconsistent with the Plan. The provisions of such a Restricted Stock Agreement under the Plan need not be identical.

8.3 Transferability. Except as provided in this Article VIII and subject to the limitation in the next sentence, the Shares of Restricted Stock granted hereunder may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the termination of the applicable Period of Restriction or upon earlier satisfaction of other conditions as specified by the Committee in its sole discretion and set forth in the Restricted Stock Agreement. No shares of Restricted Stock shall be sold until the expiration of at least six months after the Award Date, except that such limitation shall not apply in the case of death or disability of the Participant. All rights with respect to the Restricted Stock granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant or his guardian or legal representative.

8.4 Other Restrictions and Conditions. The Committee shall impose such other restrictions or conditions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, restrictions under applicable

Federal or state securities laws and may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions. Without limiting the generality of the foregoing, the Committee may include conditions based on the performance of the Company or a business unit of the Company for a specified period of one or more years or exceed a target determined in advance by the Committee. The Company’s independent auditors shall determine such performance. The Committee shall identify such performance-based conditions/targets not later than 90 days after the beginning of the period to which they relate. In no event shall the number of Restricted Shares which are subject to performance-based vesting conditions and which are granted to any one Participant in a single calendar year exceed 5,000.

8.5 Certificate Legend. In addition to any legends placed on certificates pursuant to Section 8.4 herein, each certificate representing shares of Restricted Stock granted pursuant to the Plan shall bear the following legend:

The sale or other transfer of the Shares of Stock represented by this certificate, whether voluntary, involuntary or by operation of law, is subject to certain restrictions on transfer set forth in the 2005 Valley Financial Corporation Key Employee Equity Plan, in the rules and administrative procedures adopted pursuant to such Plan and in an Agreement dated                                 . A copy of the Plan, such rules and procedures and such Restricted Stock Agreement may be obtained from the Secretary of Valley Financial Corporation.

8.6 Removal of Restrictions. Except as otherwise provided in this Article, Shares of Restricted Stock covered by each Restricted Stock Award made under the Plan shall become freely transferable by the Participant after the last day of the Period of Restriction. Once the Shares are released from the restrictions, the Participant shall be entitled to have the legend required by Section 8.5 herein removed from his Stock certificate.

8.7 Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares.

8.8 Dividends and Other Distributions. During the Period of Restriction, Participants holding shares of Restricted Stock granted hereunder shall be entitled to receive all dividends and other distributions paid with respect to those shares while they are so held. If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions on transferability as the Shares of Restricted Stock with respect to which they were distributed.

8.9 Termination of Employment Due to Retirement. Unless otherwise provided in the Restricted Stock Agreement, in the event that a Participant terminates his employment with the Company or one of its Subsidiaries because of normal retirement (as defined in the rules of the Company in effect at the time), any remaining Period of Restriction applicable to the Restricted Stock Shares pursuant to 8.3 herein shall automatically terminate and, except as otherwise provided in Section 8.4 herein the Shares of Restricted Stock shall thereby be free of restrictions and freely transferable. Unless otherwise provided in the Restricted Stock Agreement, in the event that a Participant terminates his employment with the Company because of early retirement (as defined in the rules of the Company in effect at the time), the Committee, in its sole discretion, may waive the restrictions remaining on any or all Shares of Restricted Stock pursuant to Section 8.3 herein and add such new restrictions to those Shares of Restricted Stock as it deems appropriate.

8.10 Termination of Employment Due to Death or Disability. In the event a Participant’s employment is terminated because of death or disability during the Period of Restriction, any remaining Period of Restriction applicable to the Restricted Stock pursuant to Section 8.3 herein shall automatically terminate and, except as otherwise provided in Section 8.4 herein the shares of Restricted Stock shall thereby be free of restrictions and fully transferable.

8.11 Termination of Employment for Other Reasons. Unless otherwise provided in the Restricted Stock Agreement, in the event that a Participant terminates his employment with the Company for any reason other than for death, disability or retirement, as set forth in Sections 8.9 and 8.10 herein, during the Period of Restriction, then any shares of Restricted Stock still subject to restrictions as of the date of such termination shall automatically be forfeited and returned to the Company.

ARTICLE IX

Stock Units

9.1 Grant of Stock Unit. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Stock Units under the Plan to such Participants and in such amounts as it shall determine. Stock Units may be granted in consideration of a reduction in the Participant’s other compensation.

9.2 Stock Unit Agreement. Each grant of Stock Units shall be evidenced by a Stock Unit Agreement that shall specify the number of Stock Units granted, and such additional provisions as the Committee shall determine, not inconsistent with the Plan. The provisions of such Stock Unit Agreements under the Plan need not be identical.

9.3 Payment for Awards. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.

9.4 Vesting Conditions. Each Award of Stock Units may or may not be subject to vesting, as the Committee may determine. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Agreement. The Committee may include among such conditions the requirement that the performance of the Company or a business unit of the Company for a specified period of one or more years equal or exceed a target determined in advance by the Committee. The Company’s independent auditors shall determine such performance. The Committee shall determine the condition/target not later than 90 days after the commencement of the period to which it relates. In no event shall the number of Stock Units which are subject to performance-based vesting conditions and which are granted to any Participant in a single calendar year exceed 5,000.

9.5 Voting and Dividend Rights. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, in the Committee’s discretion, carry with it right to dividend equivalents. Such right entitles the holder to be credited with an amount per Stock Unit equal to the cash dividends paid on one Share while the Stock Unit is outstanding. Dividend equivalents may be converted into additional Stock Units if the Committee so agrees. Settlement of dividend equivalents will be made at the time the Stock Units to which they relate are settled and are subject to the same conditions and restrictions as such Stock Units. Settlement of dividend equivalents may be made in the form of cash, Shares or in a combination of both as the Committee may determine.

9.6 Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (a) cash; (b) Shares; or (c) a combination of both, as determined by the Committee. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. As the Committee may determine: (i) methods of converting Stock Units to cash may include, without limitation, a method based on the average Fair Market Value of Shares over a series of trading days; (ii) vested Stock Units may be settled in a lump sum or in installments; (iii) the distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or lapsed or it may be deferred to a later date; (iv) the amount of a deferred distribution may be increased by an interest factor or by dividend equivalents.

9.7 Termination of Employment. In the event a Participant’s employment is terminated prior to vesting of any Stock Units, all unvested Stock Units shall be automatically forfeited. Vested Stock Units shall be settled with and payable to the Participant or, in the case of the Participant’s death, the Participant’s beneficiary or beneficiaries. Each Participant who receives an Award of Stock Units shall designate one or more beneficiaries for this purpose by filing with the Company the prescribed form. A beneficiary designation may be changed by filing with the Company the prescribed form at any time before death. If no beneficiary is designated or no designated beneficiary survives the Participant, the Stock Unit Awards may be settled with and paid to the Participant’s estate after his death.

9.8 Creditors’ Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Agreement.

ARTICLE X

Change in Control

The Committee, as constituted before a Change in Control, in its sole discretion may, as to any outstanding Award, either at the time the Award is made or any time thereafter, take any one or more of the following actions in respect to a Change in Control of the Company: (i) provide for the acceleration of any time periods relating to the exercise or realization of any such Award so that such Award may be exercised or realized in full on or before a date initially fixed by the Committee; (ii) provide for the purchase or settlement of any such Award by the Company, upon a Participant’s request, for an amount of cash equal to the amount which could have been obtained upon the exercise of such Award or realization of such Participant’s rights had such Award been currently exercisable or payable; or (iii) make such adjustment to any such Award then outstanding as the Committee deems appropriate to reflect such Change in Control.

ARTICLE XI

Modification, Extension and Renewals of Awards

Subject to the terms and conditions and within the limitations of the Plan, the Committee may modify, extend or renew outstanding Awards, or, if authorized by the Board, accept the surrender of outstanding Awards (to the extent not yet exercised) granted under the Plan and authorize the granting of new Awards pursuant to the Plan in substitution therefor and the substituted Awards may specify a lower exercise price than the surrendered Awards, a longer term than the surrendered Awards or may contain any other provisions that are authorized by the Plan. The Committee may also modify the terms of any outstanding Agreement. Notwithstanding the foregoing, however, no modification of an Award, shall, without the consent of the Participant, adversely affect the rights or obligations of the Participant.

ARTICLE XII

Amendment, Modification and Termination of the Plan

12.1 Amendment, Modification and Termination. At any time and from time to time, the Board may terminate, amend or modify the Plan. Such amendment or modification may be without shareholder approval except to the extent that such approval is required by the Code, pursuant to the rules under Section 16 of the Exchange Act, by any national securities exchange or system on which the Stock is then listed or reported, by any regulatory body having jurisdiction with respect thereto or under any other applicable laws, rules or regulations.

12.2 Awards Previously Granted. No termination, amendment or modification of the Plan other than pursuant to Section 4.4 herein shall in any manner adversely affect any Award theretofore granted under the Plan, without the written consent of the Participant.

ARTICLE XIII

Withholding

13.1 Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, State and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any grant, exercise or payment made under or as a result of this Plan.

13.2 Stock Withholding. With respect to withholding required upon the exercise of Nonqualified Stock Options, or upon the lapse of restrictions on Restricted Stock, or the vesting of Stock Units, or upon the occurrence of any other similar taxable event with respect to any Award, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares of Stock having a Fair Market Value equal to the amount required to be withheld. The value of the Shares to be withheld shall be based on Fair Market Value of the Shares on the date that the amount of tax to be withheld is to be determined. All elections shall be irrevocable and be made in writing, signed by the Participant on forms approved by the Committee in advance of the day that the transaction becomes taxable.

ARTICLE XIV

Successors

All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

ARTICLE XV

Awards under Other Plans

The Company may grant awards under other plans or programs. Such awards may be settled in the form of Shares issued under this Plan. Such Shares shall be treated for all purposes under the Plan like Shares issued in settlement of Stock Units and shall, when issued, reduce the number of Shares available under this Plan.

ARTICLE XVI

Deferral of Awards

The Committee (in its sole discretion) may permit or require a Participant to:

(a)	Have cash that otherwise would be paid to such Participant as a result of the exercise of a SAR or the settlement of Stock Units credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company’s books;

(b)	Have Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR converted into an equal number of Stock Units; or

(c)	Have Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR or the settlement of Stock Units converted into amounts credited to a deferred compensation account established for such Committee as an entry on the Company’s books. Such amounts shall be determined by reference to the Fair Market Value of such Shares as of the date when they otherwise would have been delivered to such Participant.

A deferred compensation account established under this Articles may be credited with interest or other forms of investment returns, as determined by the Committee. A Participant for whom such an account is established shall have no rights other than those of a general credit or of the Company. Such account shall represent an unfunded and unsecured obligation of the Company and shall be subject to the terms and conditions of the applicable agreement between the Participant and the Company. If the deferral or conversion of Awards is permitted or required, the Committee (in its sole discretion) may establish rules, procedures, and forms pertaining to such Awards, including (without limitation) the settlement of deferred compensation accounts established under this Article.

ARTICLE XVII

Limitation on Payments

17.1 Scope of Limitation. This Article shall apply to an Award only if:

(a) The independent auditors most recently selected by the Board (the “Auditors”) determine that the after-tax value of such Award to the Participant, taking into account the effect of all federal, state and local income taxes, employment taxes and excise taxes applicable to the Participant (including the excise tax under section 4999 of the Code), will be greater after the application of this Article XVII than it was before the application of this Article XVII; or

(b) The Committee, at the time of making an Award under the Plan or at any time thereafter, specifies in writing that such Award shall be subject to this Article XVII (regardless of the after-tax value of such Award to the Participant).

If this Article applies to an Award, it shall supersede any contrary provision of the Plan or of any Award granted under the Plan.

17.2 Basic Rule. In the event that the Auditors determine that any payment or transfer by the Company under the Plan to or for the benefit of a Participant (a “Payment”) would be nondeductible by the Company for federal income tax purposes because of the provisions concerning “excess parachute payments” in section 280G of the Code, then the aggregate present value of all Payments shall be reduced (but not below zero) to the Reduced Amount. For purposes of this Article XVII, the “Reduced Amount” shall be the amount, expressed as a present value, which maximizes the aggregate present value of the Payments without causing any Payment to be nondeductible by the Company because of section 280G of the Code.

17.3 Reduction of Payments. If the Auditors determine that any Payment would be nondeductible by the Company because of section 280G of the Code, then the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof and of the Reduced Amount, and the Participant may then elect, in his or her sole discretion, which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall advise the Company in writing of his or her election within 10 days of receipt of notice. If no such election is made by the Participant within such 10-day period, then the Company may elect which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall notify the Participant promptly of such election. For purposes of this Article XVII, present value shall be determined in accordance with section 280G(d)(4) of the Code. All determinations made by the Auditors under this Article XVII shall be binding upon the Company and the Participant and shall be made within 60 days of the date when a Payment becomes payable or transferable. As promptly as practicable following such determination and the elections hereunder, the Company shall pay or transfer to or for the benefit of the Participant such amounts as are then due to him or her under the Plan and shall promptly pay or transfer to or for the benefit of the Participant in the future such amounts as become due to him or her under the Plan.

17.4 Overpayments and Underpayments. As a result of uncertainty in the application of section 280G of the Code at the time of an initial determination by the Auditors hereunder, it is possible that Payments will have been made by the Company which should not have been made (an “Overpayment”) or that additional Payments which will not have been made by the Company could have been made (an “Underpayment”), consistent in each case with the calculation of the Reduced Amount hereunder. In the event that the Auditors, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant that the Auditors believe has a high probability of success, determine that an Overpayment has been made, such Overpayment shall be treated for all purposes as a loan to the Participant that he or she shall repay to the Company, together with interest at the applicable federal rate provided in section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Participant to the Company if and to the extent that such payment would not reduce the amount that is subject to taxation under section 4999 of the Code. In the event that the Auditors determine that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Company to or for the benefit of the Participant, together with interest at the applicable federal rate provided in section 7872(f)(2) of the Code.

17.5 Related Corporations. For purposes of this Article XVII, the term “Company” shall include affiliated corporations to the extent determined by the Auditors in accordance with section 280G(d)(5) of the Code.

ARTICLE XVIII

General

18.1 Requirements of Law. The granting of Awards and the issuance of Shares of Stock under this Plan shall be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies as may be required.

18.2 Effect of Plan. The establishment of the Plan shall not confer upon any Key Employee any legal or equitable right against the Company or the Committee, except as expressly provided in the Plan.

18.3 Creditors. The interests of any Participant under the Plan or any Agreement are not subject to the claims of creditors and may not, in any way, be assigned, alienated or encumbered.

18.4 Governing Law. The Plan and all Agreements hereunder shall be governed, construed and administered in accordance with and governed by the laws of the Commonwealth of Virginia and the intention of the Company is that ISOs granted under the Plan qualify as such under Section 422(a) of the Code.

18.5 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

18.6 Retention Rights. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an employee. The Company and its Parents, Subsidiaries and Affiliates reserve the right to terminate the service of any Employee, at any time, with or without cause, subject to applicable laws, the Company’s certificate of incorporation and bylaws and a written employment agreement (if any).

18.7 Stockholders’ Rights. Except as expressly provided in or permitted by the Plan, a Participant shall have no dividend rights, voting rights or other rights as a stockholder with respect to any Shares covered by his or her Award prior to the time when a stock certificate for such Shares is issued or, if applicable, the time when he or she becomes entitled to receive such Shares by filing any required notice of exercise and paying any required Exercise Price. No adjustment shall be made for cash dividends or other rights for which the record date is prior to such time, except as expressly provided in the Plan.

18.8 Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Shares under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Common Shares pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Common Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.